UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Amendment No. 3)*

Under the Securities Exchange Act of 1934

Vintage Wine Estates, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92747V 106

(CUSIP Number)

Patrick A. Roney

c/o Vintage Wines Estates, Inc.

937 Tahoe Blvd.

Suite 210

Incline Village, NV 89451

(877) 289-9463

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 10, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92747V 106

1	NAME OF REPORTING PERSONS Patrick A. Roney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 210,400
	8	SHARED VOTING POWER 35,871,396 (1)
	9	SOLE DISPOSITIVE POWER 210,400
	10	SHARED DISPOSITIVE POWER 8,715,935 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,081,796 shares (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Patrick A. Roney shares voting power and dispositive power with his wife, Laura G. Roney, over 6,516,072 shares of common stock, no par value per share (“Common Stock”), of Vintage Wine Estates, Inc., a Nevada corporation (“Issuer”), owned by the Patrick A. Roney and Laura G. Roney Trust. Mr. Roney also is co-trustee (with Darrell D. Swank and Steven Kay) of 2,199,863 shares of Common Stock owned by the SLR Non-Exempt Trust UAD 4/21/2018. In his capacity as the Roney Representative (as defined herein) under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney also has voting power over all shares of Common Stock owned by these trusts and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on (i) 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022 and (ii) 7,111,112 shares of Common Stock underlying warrants to purchase shares of Common Stock held by Bespoke Sponsor Capital LP, which shares are deemed to be beneficially owned by the Reporting Person pursuant to the Investor Rights Agreement.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Bespoke Sponsor Capital LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 35,871,396 (1)
	9	SOLE DISPOSITIVE POWER 12,444,446
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,871,396 shares (1)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.1% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Mark W.B. Harms and Robert L. Berner III share voting and dispositive power over the 5,333,334 shares of Common Stock and 7,111,112 warrants to purchase shares of Common Stock owned by Bespoke Sponsor Capital LP (the “Sponsor”). The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sponsor and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on (i) 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022 and (ii) 7,111,112 shares of Common Stock underlying warrants to purchase shares of Common Stock held by the Reporting Person.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 7,600,117 (1)
	9	SOLE DISPOSITIVE POWER 7,600,117
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,600,117 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the trust and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS SLR Non-Exempt Trust UAD 4/21/2018
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kansas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,199,863 (1)
	9	SOLE DISPOSITIVE POWER 2,199,863
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,199,863 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.6% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the trust and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Patrick A. Roney and Laura G. Roney Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,516,072 (1)
	9	SOLE DISPOSITIVE POWER 6,516,072
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,516,072 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.6% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the trust and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sean Roney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 423,729 (1)
	9	SOLE DISPOSITIVE POWER 423,729
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,729 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Sean Roney and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sonoma Brands II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 684,881 (1)
	9	SOLE DISPOSITIVE POWER 684,881
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 684,881 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Sonoma Brands II, L.P and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sonoma Brands II Select, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,350 (1)
	9	SOLE DISPOSITIVE POWER 39,350
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,350 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Sonoma Brands II Select, L.P and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sonoma Brands VWE Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 410,715 (1)
	9	SOLE DISPOSITIVE POWER 410,715
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 410,715 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Sonoma Brands VWE Co-Invest, L.P and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Linda Butler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 139,525 (1)
	9	SOLE DISPOSITIVE POWER 139,525
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,525 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Linda Butler and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Ron Coleman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 372,387 (1)
	9	SOLE DISPOSITIVE POWER 372,387
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 372,387 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Ron Coleman and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Vicki Daigneault
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,185 (1)
	9	SOLE DISPOSITIVE POWER 6,185
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,185 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Vicki Daigneault and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Marco DiGiulio
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 244,841 (1)
	9	SOLE DISPOSITIVE POWER 244,841
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 244,841 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Marco DiGiulio and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Michell Ruggirello
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,285 (1)
	9	SOLE DISPOSITIVE POWER 5,285
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,285 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.009% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Michell Ruggirello and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Anne Stewart
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 771,828 (1)
	9	SOLE DISPOSITIVE POWER 771,828
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 771,828 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Anne Stewart and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Chuck Sweeney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 663,187 (1)
	9	SOLE DISPOSITIVE POWER 663,187
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,187 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Chuck Sweeney and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Nell Sweeney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 663,187 (1)
	9	SOLE DISPOSITIVE POWER 663,187
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 663,187 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by Nell Sweeney and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Jeff Kunde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 386,871 (1)
	8	SHARED VOTING POWER 131,028 (1)
	9	SOLE DISPOSITIVE POWER 386,871 (1)
	10	SHARED DISPOSITIVE POWER 131,028 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 517,899 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Jeff Kunde has sole voting and dispositive power over all shares of Common Stock owned by the A & L Kunde Trust #1, the A Kunde and L Kunde GST Exempt GRAT fbo Jeff Kunde and the Voting Trust FBO Jeff Kunde U/T Kunde Living Trust and shares voting and dispositive power with Roberta Kunde over all shares of Common Stock owned by the Jeff & Roberta Kunde Living Trust Dated 6-16-95 (collectively, the “Kunde Trusts”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Kunde Trusts and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Marcia Mickelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 379,828 (1)
	8	SHARED VOTING POWER 138,071 (1)
	9	SOLE DISPOSITIVE POWER 379,828 (1)
	10	SHARED DISPOSITIVE POWER 138,071 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 517,899 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Marcia Mickelson has sole voting and dispositive power over all shares of Common Stock owned by the A & L Kunde Trust #3, the A Kunde and L Kunde GST Exempt GRAT fbo Marcia Mickelson and the Voting Trust FBO Marcia Mickelson U/T Kunde Living Trust and shares voting and dispositive power with Jim Mickelson over all shares of Common Stock owned by the Jim & Marcia Mickelson Living Trust Dated 4-11-01 (collectively, the “Mickelson Trusts”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Mickelson Trusts and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. Bespoke Sponsor Capital LP also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Mark W.B. Harms
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 207,478
	8	SHARED VOTING POWER 35,871,396 (1)
	9	SOLE DISPOSITIVE POWER 207,478
	10	SHARED DISPOSITIVE POWER 12,444,446 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,078,874 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Mark W.B. Harms and Robert L. Berner III share voting and dispositive power over the 5,333,334 shares of Common Stock and 7,111,112 warrants to purchase shares of Common Stock owned by Bespoke Sponsor Capital LP (the “Sponsor”). The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sponsor and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on (i) 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022 and (ii) 7,111,112 shares of Common Stock underlying warrants to purchase shares of Common Stock held by Bespoke Sponsor Capital LP, which shares are deemed to be beneficially owned by the Reporting Person pursuant to the Investor Rights Agreement.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Robert L. Berner III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 207,478
	8	SHARED VOTING POWER 35,871,396 (1)
	9	SOLE DISPOSITIVE POWER 207,478
	10	SHARED DISPOSITIVE POWER 12,444,446 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,078,874 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Mark W.B. Harms and Robert L. Berner III share voting and dispositive power over the 5,333,334 shares of Common Stock and 7,111,112 warrants to purchase shares of Common Stock owned by Bespoke Sponsor Capital LP (the “Sponsor”). The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sponsor and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on (i) 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022 and (ii) 7,111,112 shares of Common Stock underlying warrants to purchase shares of Common Stock held by Bespoke Sponsor Capital LP, which shares are deemed to be beneficially owned by the Reporting Person pursuant to the Investor Rights Agreement.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sonoma Brands II GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,134,946 (1)
	9	SOLE DISPOSITIVE POWER 1,134,946
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,946 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Sonoma Brands II GP, LLC is the general partner of Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P. (collectively, the “Sebastiani Investors”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sebastiani Investors and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Sonoma Brands Partners II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,134,946 (1)
	9	SOLE DISPOSITIVE POWER 1,134,946
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,946 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

Sonoma Brands Partners II, LLC is the managing member of Sonoma Brands II GP, LLC, which is the general partner of Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P. (collectively, the “Sebastiani Investors”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sebastiani Investors and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Jonathan Sebastiani
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,134,946 (1)
	9	SOLE DISPOSITIVE POWER 1,134,946 (1)
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,134,946 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Jonathan Sebastiani has sole voting and dispositive power over the shares of Common Stock owned by Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P. (collectively, the “Sebastiani Investors”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, however, Patrick A. Roney has voting power over all shares of Common Stock owned by the Sebastiani Investors and other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Laura G. Roney
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,516,072 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,516,072 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,516,072 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.6% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Laura G. Roney and her husband, Patrick A. Roney, are co-trustees of the Patrick A. Roney and Laura G. Roney Trust and share voting and dispositive power over the 6,516,072 shares of Common Stock owned by the trust. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney also has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Darrell D. Swank
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,799,980 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,799,980 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,799,980 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.9% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Darrell D. Swank is a co-trustee (with Steven Kay) of Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended, and (with Patrick A. Roney and Steven Kay) of the SLR Non-Exempt Trust UAD 4/21/2018 (the “Rudd Trusts”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of common Stock owned by the Rudd Trusts and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Steven Kay
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,799,980 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,799,980 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,799,980 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 15.9% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Steven Kay is a co-trustee (with Darrell D. Swank) of Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended, and (with Patrick A. Roney and Darrell D. Swank) of the SLR Non-Exempt Trust UAD 4/21/2018 (the “Rudd Trusts”). In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the Rudd Trusts and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Roberta Kunde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,028 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 131,028 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,028 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Roberta Kunde shares voting and dispositive power with Jim Mickelson over all shares of Common Stock owned by the Jeff & Roberta Kunde Living Trust Dated 6-16-95. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS A & L Kunde Trust #1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 219,072 (1)
	9	SOLE DISPOSITIVE POWER 219,072
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 219,072 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS A Kunde and L Kunde GST Exempt GRAT fbo Jeff Kunde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 34,699 (1)
	9	SOLE DISPOSITIVE POWER 34,699
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,699 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Voting Trust FBO Jeff Kunde U/T Kunde Living Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 133,100 (1)
	9	SOLE DISPOSITIVE POWER 133,100
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,100 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Jeff & Roberta Kunde Living Trust Dated 6-16-95
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,028 (1)
	9	SOLE DISPOSITIVE POWER 131,028
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,028 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Jim Mickelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 138,071 (1)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 138,071 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 138,071 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

Jim Mickelson shares voting and dispositive power with Marcia Mickelson over all shares of Common Stock owned by the Jim & Marcia Mickelson Living Trust Dated 4-11-01. In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS A & L Kunde Trust #3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 230,569 (1)
	9	SOLE DISPOSITIVE POWER 230,569
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,569 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS A Kunde and L Kunde GST Exempt GRAT fbo Marcia Mickelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,114 (1)
	9	SOLE DISPOSITIVE POWER 9,114
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,114 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Voting Trust FBO Marcia Mickelson U/T Kunde Living Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 140,145 (1)
	9	SOLE DISPOSITIVE POWER 140,145
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 140,145 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

CUSIP No. 92747V 106

1	NAMES OF REPORTING PERSONS Jim & Marcia Mickelson Living Trust Dated 4-11-01
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 138,071 (1)
	9	SOLE DISPOSITIVE POWER 138,071
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 138,071 shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% (3)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

In his capacity as the Roney Representative under the Investor Rights Agreement described in Item 3 of this Statement on Schedule 13D, Mr. Roney has voting power over all shares of Common Stock owned by the trust and the other Specified Investors pursuant to and for the purposes specified therein, including for the purpose of voting for the Roney Nominees to the Issuer’s board of directors. The Sponsor also has voting power over all shares of Common Stock owned by the Specified Investors for the purpose of voting for the Sponsor Nominees to the Issuer’s board of directors. The Roney Representative also has the right to exercise voting power over all such shares of Common Stock with respect to other matters. The Specified Investors are Reporting Persons that are jointly filing this Statement on Schedule 13D.

(2)	Reserved.
(3)

Based on 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

This Amendment No. 3 to Schedule 13D (this “Amendment”) amends and supplements the initial statement on Schedule 13D filed on June 17, 2021, as amended and supplemented by Amendment No. 1 to Schedule 13D filed on March 21, 2022 and Amendment No. 2 to Schedule 13D filed on December 21, 2022 (“Amendment No. 2” and, as so amended and supplemented, the “Statement”) by the Reporting Persons relating to the common stock, no par value per share (“Common Stock”) of Vintage Wine Estates, Inc., a Nevada corporation (the “Issuer”).

This Amendment is being filed to report that (i) on January 10, 2023, Bespoke Sponsor Capital LP effected a pro rata in-kind distribution of an aggregate of 333,332 shares of Common Stock to its members for no consideration in a transaction exempt from the requirements of the Securities Act of 1933 (the “Share Distribution”), (ii) on January 10, 2023, Bespoke Sponsor Capital LP effected a pro rata in-kind distribution of an aggregate of 444,444 warrants to purchase shares of Common Stock to its members for no consideration in a transaction exempt from the requirements of the Securities Act of 1933 (the “Warrant Distribution” and, together with the Share Distribution, the “Distribution”), and (iii) on January 10, 2023, Bespoke Sponsor Capital LP sold one share in an ordinary brokers’ transaction to cover a portion of the expenses incurred in connection with the Distribution.

Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Statement. Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Statement.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Statement is hereby amended to add the following:

On January 10, 2023, Bespoke Sponsor Capital LP effected the Share Distribution of an aggregate of 333,332 shares of Common Stock to its members for no consideration in a transaction exempt from the requirements of the Securities Act of 1933 and (ii) on January 10, 2023, Bespoke Sponsor Capital LP effected the Warrant Distribution of an aggregate of 444,444 warrants to purchase shares of Common Stock to its members for no consideration in a transaction exempt from the requirements of the Securities Act of 1933. As part of the Share Distribution, each of Mark W.B. Harms and Robert L. Berner III received 84,388 shares of Common Stock. As part of the Warrant Distribution, each of Mark W.B. Harms and Robert L. Berner III received 14,351 warrants to purchase shares of Common Stock.

On January 10, 2023, Bespoke Sponsor Capital LP sold one share in an ordinary brokers’ transaction to cover a portion of the expenses incurred in connection with the Distribution.

Item 5. Interest in Securities of the Issuer

Item 5(a) and (b) of the Statement is hereby amended and restated as follows:

(a) and (b) The aggregate number of shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the voting thereof, shared power to vote or to direct the voting thereof, sole power to dispose or to direct the disposition thereof, or shared power to dispose or to direct the disposition thereof, are set forth on rows 7 through 11 and row 13 of the cover pages of this Statement and are incorporated herein by this reference thereto.

Item 2(a) of this Statement, which identifies the Reporting Persons, the Major Investors and the Specified Investors and discloses the voting provisions of the Investor Rights Agreement and the Voting Agreement, is incorporated herein by this reference thereto.

By virtue of the Investor Rights Agreement, the Specified Investors may be deemed to be members of a “group” as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended. The Specified Investors collectively own 35,871,396 shares of Common Stock, or approximately 52.1% of all shares of Common Stock outstanding as of November 1, 2022. The Major Investors collectively own 30,319,173 shares of Common Stock, or approximately 44.1% of all shares of Common Stock outstanding as of that date.

The percentages of beneficial ownership disclosed in this Statement are based on an aggregate of 61,691,054 shares of Common Stock outstanding as of November 1, 2022, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the SEC on November 9, 2022.

Item 5(c) of the Statement is hereby amended to add the following:

As previously reported on Forms 4 filed with the Securities and Exchange Commission, the Reporting Persons have effected the following transactions in Common Stock since the filing of Amendment No. 2.

Reporting Person	Date of Transaction	Number of Securities Involved	Price Per Share	Nature of Transaction

Mark W.B. Harms	January 10, 2023	84,388	$0.00	Receipt of shares of Common Stock in the Share Distribution

Mark W.B. Harms	January 10, 2023	14,351	$0.00	Receipt of warrants to purchase shares of Common Stock in the Warrant Distribution

Robert L. Berner III	January 10, 2023	84,388	$0.00	Receipt of shares of Common Stock in the Share Distribution

Robert L. Berner III	January 10, 2023	14,351	$0.00	Receipt of warrants to purchase shares of Common Stock in the Warrant Distribution

Bespoke Sponsor Capital LP	January 10, 2023	1	$2.96	Open market sale of Common Stock

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: January 17, 2023

MARITAL TRUST D UNDER THE LESLIE G. RUDD LIVING TRUST U/A/D 3/31/1999, AS AMENDED

By:	/s/ *
Darrell D. Swank
Trustee

By:	/s/ *
Steven Kay
Trustee

SLR NON-EXEMPT TRUST UAD 4/21/2018

By:	/s/ *
Darrell D. Swank
Trustee

By:	/s/ *
Steven Kay
Trustee

By:	/s/ Patrick A. Roney
Patrick A. Roney
Trustee

PATRICK A. RONEY AND LAURA G. RONEY TRUST

By:	/s/ Patrick A. Roney
Patrick A. Roney
Trustee

By:	/s/ *
Laura G. Roney
Trustee

BESPOKE SPONSOR CAPITAL LP By: Bespoke Capital Partners, LLC, its General Partner

By:	/s/ * Name: Mark Harms Title: Managing Member

SONOMA BRANDS II, L.P. By: Sonoma Brands II GP, LLC, its general partner By: Sonoma Brands Partners II, LLC, its managing member

By:	/s/ * Jonathan Sebastiani Managing Member

SONOMA BRANDS II SELECT, L.P. By: Sonoma Brands II GP, LLC, its general partner By: Sonoma Brands Partners II, LLC, its managing member

By:	/s/ * Jonathan Sebastiani Managing Member

SONOMA BRANDS VWE CO-INVEST, L.P. By: Sonoma Brands II GP, LLC, its general partner By: Sonoma Brands Partners II, LLC, its managing member

By:	/s/ *
Jonathan Sebastiani Managing Member

SONOMA BRANDS II GP, LLC By: Sonoma Brands Partners II, LLC, its managing member
By:	/s/ *
Jonathan Sebastiani Managing Member

SONOMA BRANDS PARTNERS II, LLC
By:	/s/ *
Jonathan Sebastiani Managing Member

/s/ Patrick A. Roney
Patrick A. Roney

/s/ *
Laura G. Roney

/s/ *

Sean Roney

/s/ *
Linda Butler

/s/ *
Ron Coleman

/s/ *
Vicki Daigneault

/s/ *
Marco DiGiulio

/s/ *
Michell Ruggirello

/s/ *
Anne Stewart

/s/ *
Chuck Sweeney

/s/ *
Nell Sweeney

/s/ *
Jeff Kunde, individually, and as trustee for A & L Kunde Trust #1, for A Kunde and L Kunde GST Exempt GRAT fbo Jeff Kunde, for Voting Trust FBO Jeff Kunde U/T Kunde Living Trust, and for Jeff & Roberta Kunde Living Trust Dated 6-16-95

/s/ *

Roberta Kunde, individually, and as trustee for Jeff & Roberta Kunde Living Trust Dated 6-16-95

/s/ *
Marcia Mickelson, individually, and as trustee for A & L Kunde Trust #3, for A Kunde and L Kunde GST Exempt GRAT fbo Marcia Mickelson, for Voting Trust FBO Marcia Mickelson U/T Kunde Living Trust, and for Jim & Marcia Mickelson Living Trust Dated 4-11-01

/s/ *
Jim Mickelson, individually, and as trustee for Jim & Marcia Mickelson Living Trust Dated 4-11-01

/s/ *
Mark W. B. Harms

/s/ *
Robert L. Berner III

/s/ *
Jonathan Sebastiani

/s/ *
Darrell D. Swank

/s/ *
Steven Kay

*By:	/s/ Patrick A. Roney
Patrick A. Roney Attorney-in-Fact